Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization
Payoneer Inc.	Delaware
Payoneer Research and Development Ltd.	Israel
Payoneer Payment Solutions Ltd.	Belize
Payoneer (UK) Limited	United Kingdom
Payoneer (EU) Limited	Gibraltar
Borderless Commerce Limited	United Kingdom
Payoneer U.S. LLC	Delaware
Payoneer Hong Kong Limited	Hong Kong
Payoneer Global Limited	Cayman Islands
Payoneer Japan Limited	Japan
Borderless Payment Solutions Ltd.	Belize
Payoneer Early Payments Inc.	Delaware
Payoneer Canada Limited	British Columbia, Canada
Payoneer Australia Pty Ltd	New South Wales, Australia
Payoneer (Guangzhou) Commerce Services Co., Ltd.	China
Payoneer Europe B.V.	Netherlands
Stichting Custodian Payoneer Europe	Netherlands
Payoneer Global Services Inc.	Delaware
Payoneer Global Services UK Limited	United Kingdom
Payoneer Europe Limited	Ireland
PYNR Services Limited	Ireland
Payoneer Germany GmbH	Germany
Global Capital Advances Inc.	Delaware
Capital Advance Asset Company LLC	Delaware
Payoneer Singapore Private Limited	Singapore
AnFu (Shenzhen) Information and Technology Limited	China
Payoneer India Commerce LLP	India
Armor Payments, Inc.	Delaware